                                                                    Exhibit 99

TWIN DISC, INCORPORATED
2010 STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I

PURPOSE

1.1 Purpose.  The purpose of the Twin Disc, Incorporated 2010 Stock Incentive Plan for Non-Employee Directors (the “Directors’ Plan” or “Plan”) is to promote the financial interests of Twin Disc, Incorporated (the “Company”) and its shareholders by providing non-employee members of the Company’s Board of Directors (each a “Participant”) the opportunity to acquire Common Stock of the Company (“Common Stock”), thereby assisting the Company in its efforts to attract and retain well qualified individuals to serve as directors and further aligning the interests of such directors with those of the Company’s shareholders.  Common Stock under the Plan will be made available to Participants as either options to purchase Common Stock (“Options”), Common Stock with certain imposed restrictions as defined herein (“Restricted Stock”) or cash payments valued by reference to the Company’s Common Stock that are awarded with a substantial risk of forfeiture attached (“Cash-Settled Restricted Stock Units) (collectively, “Awards”).  Options granted under the Directors’ Plan are not intended to meet all of the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Directors’ Plan shall be construed so as to carry out that intent.

ARTICLE II

EFFECTIVE DATE AND TERM

2.1           Effective Date.  The Directors’ Plan shall become effective on the date that it is approved by shareholders holding a majority of the outstanding shares of Common Stock of the Company (the “Effective Date”).

         2.2         Term.  No Option may be granted or Restricted Stock or Cash-Settled Restricted Stock Unit awarded more than ten (10) years after the Effective Date.

2.3           Post-Term Activity.  Options granted within the term of the Plan as set forth in Section 2.2, subject to the all other terms and conditions of the Plan and the agreement(s) governing the grant of the Options, may be exercised, paid out, or modified more than ten years after the Effective Date. Restrictions on Restricted Stock and Cash-Settled Restricted Stock Units may lapse more than ten (10) years after the Effective Date.

ARTICLE III

STOCK SUBJECT TO PLAN

3.1           Maximum Number.  The maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan is 250,000 subject to the adjustments provided in Article XII, below.  Such shares may be newly-issued shares, authorized but unissued shares or shares reacquired by the Company on the open market or otherwise.  Because Cash-Settled Restricted Stock Units are payable only in cash, the number of such Cash-Settled Restricted Stock Units shall not count against the 250,000 maximum described in this paragraph.

3.2           Availability of Shares for Award.  Shares of Common Stock that are subject to issuance pursuant to an Award may thereafter be subject to a new Award:

(a)	if the prior Award to which such shares were subject lapses, expires or terminates without the issuance of such shares; or

(b)
shares issued pursuant to an Award are reacquired by the Company pursuant to rights reserved by the Company upon the issuance of such shares; provided, that shares reacquired by the Company may only be subject to new Awards if the Participant received no benefit of ownership from the shares.

Notwithstanding the foregoing, shares of Common Stock that are received by the Company in connection with the exercise of an Option, including the satisfaction of any tax liability or the satisfaction of a tax withholding obligation, may not be made subject to issuance pursuant to a later Option.

ARTICLE IV

ADMINISTRATION

4.1           General Administration.  The Company’s Board of Directors (the “Board”) will supervise and administer the Plan.

4.2           Powers.  Grants of Options under the Plan and the amount, price and timing of the awards to be granted will be discretionary with the Board as described in Article VI.  Awards of Restricted Stock and Cash-Settled Restricted Stock Units under the Plan and the amount and timing of the awards will be discretionary with the Board as described in Articles IX and XI. The determination of the portion of annual retainer fees to be paid in Restricted Stock shall be discretionary with the Board as described in Article X.  The Board shall have discretionary authority to determine all issues with respect to the interpretation of the Plan, Options granted under the Plan and Restricted Stock / Cash-Settled Restricted Stock Units awarded under the Plan, and with respect to all Plan administration issues.

4.3           Section 16 Compliance.  Transactions under this Directors’ Plan are intended to comply with all applicable conditions of the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).  To the extent any provision of the Directors’ Plan or action of the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

4.4             Compliance with Code Section 409A.  All Awards under this Plan shall be structured in a manner to comply with the requirements of Code Section 409A, or to be exempt from the application of Code Section 409A.

ARTICLE V

ELIGIBILITY

5.1           Eligibility.  All present or future directors of the Company who are not employees of the Company shall be eligible to participate in the Directors’ Plan.

ARTICLE VI

OPTIONS

6.1           Grants of Options.  Options may be granted to Participants at the discretion of the Board.  An Option shall entitle the Participant to receive shares of Common Stock upon exercise of such Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the agreement between the Company and the Participant governing the award of such Option.  In selecting individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Board shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan.

6.2           Exercise Price.  The exercise price per share shall be the fair market value per share of Common Stock on the date the Option is granted.  For this and all other purposes under the Plan, the fair market value shall be the closing price per share of Common Stock on the NASDAQ Stock Market on the date of grant.  If the Common Stock ceases to be listed on the NASDAQ Stock Market, the Board shall designate an alternative method of determining the fair market value of the Common Stock.

6.3           Option Period.  No Option granted under the Plan shall be exercisable unless and until shareholder approval of the Plan is obtained.  Following such approval, Options may be exercised in whole at any time or in part from time to time.  An Option shall not be exercisable more than ten years after the date it is granted, and will terminate no later than three years after termination of director status for any reason other than death.

6.4           Written Agreement.  Each Option shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant.  A single written agreement may cover the grant of Options in subsequent or prior years.

ARTICLE VII

PAYMENT FOR OPTIONS

7.1           General.  Payments required, if any, upon a Participant’s exercise of an Option under the Plan may be made in the form of: (i) cash; (ii) Company stock; (iii) a combination of cash and Company stock; or (iv) such other forms or means that the Board shall determine in its discretion and in such manner as is consistent with the Plan’s purpose and the Code, the Exchange Act, or other applicable laws or regulations.

ARTICLE VIII

TRANSFERABILITY OF OPTIONS AND EFFECT OF
TERMINATION OF DIRECTOR STATUS

8.1           General.  Except as provided herein, no Option or interest therein shall be transferable by a Participant other than by will or by the laws of descent and distribution.

8.2           Exercise Upon Death.  In the event of the death of a Participant prior to termination of an Option held by such director, each such Option shall be exercisable to the extent provided therein, but not later than one year after the date of death (and not beyond the stated duration of the Option).  Any such exercise shall be made only:

(a)           By the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the laws of descent and distribution; and

(b)           To the extent, if any, that the deceased Participant was entitled to exercise such Option at the date of his death.

8.3           Transferability of Option During Lifetime.  Except as otherwise provided herein, every Option granted under the Plan to a Participant may be assigned or transferred by the Participant to or for the benefit of a member of the Participant’s immediate family or to trusts created for their benefit and may thereafter be exercised pursuant to its terms by the person or entity to whom assigned; provided, however, that such transfer does not result in liability under Section 16 of the Exchange Act to the Participant or other Participants and is consistent with registration of the Options and sale of Common Stock on Form S-8 (or a successor form) or the Board’s waiver of such condition.

8.4           Forfeiture.  Any unexpired and unexercised Options held by a Participant shall be immediately forfeited if the Participant is prohibited from serving on the Board by any court of competent jurisdiction or other government authority, or if, in the discretion of the Board, a Participant is no longer competent to serve on the Board due to the Participant’s violation of state or federal securities law or other rule of the NASDAQ Stock Market (or such other listing standards then applicable to the Company).

8.5           Resale Limitation.  Shares of Common Stock issued upon exercise of Options under the Plan are subject to effective registration statements filed with the Securities and Exchange Commission and are freely transferable.  However, any sale of shares acquired through the exercise of Options by a director must be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or under an applicable exemption from registration (such as SEC Rule 144).  Any such sale must be reported to the SEC in accordance with the applicable provisions of Section 16 of the Exchange Act and rules promulgated thereunder.

ARTICLE IX

RESTRICTED STOCK

9.1           Awards of Restricted Stock.  Awards of Restricted Stock may be granted to Participants at the discretion of the Board.  Restricted Stock consists of shares of Common Stock that are transferred or sold to the Participant, but which carry restrictions such as a prohibition against disposition or an option to repurchase in the event the Participant terminates service on the Company’s Board, and may be subject to a substantial risk of forfeiture.  Until such restrictions lapse, the Participant may not sell, assign, pledge or otherwise transfer, whether voluntarily or involuntarily, the Restricted Stock, except by reason of an exchange or conversion of such shares because of merger, consolidation, reorganization or other corporate action.  Any shares into which the Restricted Stock may be converted or for which the Restricted Stock may be exchanged in a merger, consolidation, reorganization or other corporate action shall be subject to the same transferability restrictions as the Restricted Stock.  A sale of Restricted Stock to a Participant shall be at such price as the Board determines which price may be substantially below the fair market value of the Common Stock at the date of grant.

(a)
Lapse of Restrictions.  The Board shall establish the conditions under which the restrictions applicable to shares of Restricted Stock shall lapse. Lapse of the restrictions may be conditioned upon the Participant’s continued service on the Board for a specified period of time or any other factors as the Board deems appropriate.

(b)
Rights of Holder of Restricted Stock.  Except for the restrictions on transfer and risk of forfeiture, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash or stock dividends.  Unless otherwise determined by the Board and subject to the terms of the Plan, cash or stock dividends on shares of Restricted Stock shall be payable to the Participant as they are paid by the Company, even if the restrictions on the shares to which such dividends relate have not yet lapsed.  Cash dividends, if deferred, shall be paid with an appropriate rate of interest, as determined by the Board.

(c)
Certificates.  The Company may require that the certificates evidencing shares of Restricted Stock be held by the Company until the restrictions thereon have lapsed.  If and when such restrictions lapse, certificates for such shares shall be delivered to the Participant.  Such shares may have further restrictions on transfer if they have not been registered under the Exchange Act, but shall no longer be subject to a substantial risk of forfeiture.

9.2           Written Agreement.  Each Restricted Stock award shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant. A single written agreement may cover the award of Restricted Stock in subsequent or prior years.

9.3           Transferability of Restricted Stock Upon Death or Disability.  All Restricted Stock held by a Participant shall become freely transferable if the Participant’s service on the Board terminates due to the Participant’s death or disability.  For this purpose, “disability” shall mean a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties as a member of the Board.  Notwithstanding the foregoing, a "disability" shall not qualify under the Plan if it is the result of: (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred, while participating in a criminal offense.  The determination of disability shall be made by the Board.  The determination of disability for purposes of the Plan shall not be construed as an admission of disability for any other purpose.

9.4           Resale Limitation.  Restricted Stock awarded under the Plan is subject to effective registration statements filed with the Securities and Exchange Commission and is freely transferable, except as provided in this Article IX.  However, any sale of Restricted Stock by a director must be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or under an applicable exemption from registration (such as SEC Rule 144).  Any such sale must be reported to the SEC in accordance with the applicable provisions of Section 16 of the Exchange Act and rules promulgated thereunder.

9.5           Forfeiture of Restricted Stock.  Any Restricted Stock held by a Participant that remains subject to the transfer restrictions set forth in this Article IX shall be immediately forfeited if the Participant:

(a)	is recommended by the Company to be re-elected to the Board and fails to be re-elected by the shareholders of the Company to the Board in that election; or

(b)
is prohibited from serving on the Board by any court of competent jurisdiction or other government authority, or in the discretion of the Board is no longer competent to serve on the Board due to the Participant’s violation of state or federal securities law or other rule of the NASDAQ Stock Market (or such other listing standards then applicable to the Company).

ARTICLE X

PAYMENT OF RETAINER FEE IN RESTRICTED STOCK

10.1           General.  The Board may designate that all, or such portion as it shall from time to time designate, of the annual retainer payable to Participants for service as members of the Board (exclusive of any committee chair or meeting fees) be paid in shares of Restricted Stock.

10.2           Payment of Equity Portion of Retainer.  As of the date of each annual meeting of shareholders of the Company, each Participant who is elected or re-elected to the Board at such meeting or who continues to serve on the Board after such meeting shall receive an award of Restricted Stock equal to the portion of the annual retainer designated under Section 10.1 above.  The number of shares of Restricted Stock shall be based on the annual retainer in effect for Participants who are elected or re-elected to the Board or who continue to serve on the Board, and shall be determined by dividing the dollar value of the portion of such annual retainer designated as payable in Restricted Stock by the closing price per share of Common Stock on the NASDAQ Stock Market on the date of the annual meeting, and rounding down to the nearest whole share.  If the Common Stock ceases to be listed on the NASDAQ Stock Market, the Board shall designate an alternative method of determining the fair market value of the Common Stock.

10.3           Mid-Year Elections or Appointments to Board.  A Participant who is elected or appointed to the Board between annual meetings of shareholders shall be granted an award of Restricted Stock as of the date of his or her election or appointment, based on the proportionate share of the annual retainer as of the date of his or her election or appointment and the portion of such proportionate share designated by the Board as payable in Restricted Stock.

10.4           Lapse of Restrictions.  Shares of Restricted Stock awarded under this Article X shall be subject to the restrictions of Article IX above.  Such restrictions shall lapse as of the date of the annual meeting of shareholders that is subsequent to the date the Restricted Stock was awarded if the Participant continues to serve on the Board up to such meeting, unless such restrictions lapse earlier due to the termination of the Participant’s service on the Board as a result of death or disability as provided in Section 9.3.

ARTICLE XI

CASH-SETTLED RESTRICTED STOCK UNITS

11.1           Awards of Cash-Settled Restricted Stock Units.  Awards of Cash-Settled Restricted Stock Units may be granted to Participants at the discretion of the Board.  Cash-Settled Restricted Stock Units consist of the right to receive a cash payment upon the lapse of a substantial risk of forfeiture.  The cash payment for each Cash-Settled Restricted Stock Unit that vests upon the lapse of the substantial risk of forfeiture shall be equal to the closing price of per share of Common Stock on the NASDAQ Stock Market as of the date the substantial risk of forfeiture lapses.  If the Common Stock ceases to be listed on the NASDAQ Stock Market, the Board shall designate an alternative method of determining the fair market value of the Common Stock.

11.2           Written Agreement.  Each Cash-Settled Restricted Stock Unit award shall be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law, which shall be signed by an officer of the Company and the Participant.  An agreement evidencing an award of Cash-Settled Restricted Stock Units shall be drafted in a manner that either satisfies the short-term deferral exception to Section 409A of the Internal Revenue Code or meets the requirements of Section 409A and applicable regulations.

ARTICLE XII

ADJUSTMENT PROVISIONS

12.1           Changes in Capitalization.  If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, split-up, spin-off or similar transactions):

(a)
the total number of shares reserved for issuance under this Plan and the number of shares subject to each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Option shall not be changed; and

(b)	the number of outstanding Cash-Settled Restricted Stock Units shall be adjusted in the same manner as shares of Common Stock are adjusted by the underlying transaction.

12.2           Reorganization, Sale, etc.  Options granted hereunder may also contain provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation or similar circumstances.

ARTICLE XIII

AMENDMENT AND TERMINATION OF PLAN

13.1           General.  The Board, without further approval of the Company’s shareholders, may amend the Plan from time to time or terminate the Plan at any time, provided that:

(a)
no action authorized by this Article shall reduce the amount of any existing Option, Restricted Stock award or Cash-Settled Restricted Unit Award or change the terms and conditions thereof without the Participant’s consent; and

(b)
no amendment of the Plan shall, without the approval of the Company’s shareholders, (i) increase the total number of shares of Common Stock that may be issued under the Plan or increase the amount or type of Option that may be granted under the Plan or increase the amount of Restricted Stock that may be awarded under the Plan; (ii) change the minimum purchase price, if any, of shares of Common Stock that may be made subject to Options under the Plan; (iii) modify the requirements as to eligibility for an Option under the Plan; (iv) extend the term of the Plan; or (v) constitute a material revision of the Plan requiring shareholder approval under the listing standards of the NASDAQ Stock Market (or such other listing standards then applicable to the Company).

ARTICLE XIV

MISCELLANEOUS

14.1           Tenure.  A Participant’s right, if any, to continue to serve the Company as a director shall not be enlarged or otherwise affected by his designation as a Participant under the Directors’ Plan.

14.2           Controlling Law.  The Plan, all Options granted, all Restricted Stock and Cash-Settled Restricted Stock Units awarded and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin (other than its law respecting choice of law).  The Plan shall be construed to comply with all applicable law and to avoid liability to the Company or a Subsidiary, including, without limitation, liability under Section 16(b) of the Exchange Act.

14.3           Headings.  The headings contained in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan.

14.4           Severability.  If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

14.5           Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

14.6           Entire Agreement.  This Plan and any agreements governing the grant of Options or Restricted Stock or Cash-Settled Restricted Stock Unit awards hereunder to any Participant constitutes the entire agreement with respect to the subject matter hereof with respect to such Participant, provided that in the event of any inconsistency between the Plan and any such agreement(s), the terms and conditions of the Plan shall control.